Exhibit 23.J





CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in Post-Effective Amendment No. 1 to Registration Statement No. 333-101585, 811-21260 of CM Advisers Fund (a series of CM Advisers Family of Funds) of our report dated April 23, 2004, appearing in the Statement of Additional Information, which is a part of such Registration Statement.


/s/ Deloitte & Touche

New York, New York
June 28, 2004